Exhibit 99.1

908 Devices Announces Strategic Transformation and Reports Fourth Quarter and Full Year 2024 Financial Results

Divested desktop portfolio to Repligen for $70 million, including the MAVEN, MAVERICK, REBEL and ZipChip products

Fourth quarter 2024 revenue increases 31% and full year 2024 revenue increases 19% compared to prior year

Initiates revenue outlook for 2025

BOSTON – March 4, 2025 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical analysis, today reported financial results for the quarter and full year ended December 31, 2024.

Strategic Transformation Realized

908 Devices cements its unique position as a market-leading provider of analytical tools for tackling critical public health and safety crises through the divestiture of its bioprocessing desktop assets to Repligen Corporation. This transaction follows the successful acquisition and integration of RedWave Technology’s FTIR products in April 2024. The combination of these FTIR products and the company’s innovative handheld mass spec devices forms a best-in-class portfolio to specifically address secular trends in advanced chemical detection – including the growing opioid and illicit drug crisis, rising exposure risks to toxic carcinogens, and escalating threats to global security.

•	Catalyzes Value Creation: $70 million asset divestiture (~6x transaction multiple) strengthens the company’s balance sheet and sharpens its focus on highest-growth handheld markets, while retaining future growth opportunities in life sciences.

•	Accelerates Top-Line Growth Trajectory: The company expects Continuing Operations to deliver 11% to 15% growth in 2025, year over year. Management expects further acceleration above 20% in 2026, driven by three defined catalysts: the need for equipment modernization, the launch of the next-gen MX908 mass spec, and the anticipated full-rate production award for the Department of Defense’s AVCAD program.

•	Pulls Forward Profitability Timeline: The company now expects to achieve Adjusted EBITDA positivity by Q4 2025 and cash flow positivity in 2026, driven by improved gross margins, which are projected to reach the mid-to-high 50% range in 2025, with further expansion anticipated in 2026 following manufacturing consolidation. Additionally, the divestiture streamlines operations, reducing headcount by approximately 33% and eliminating $20 million in annual operating losses.

“Today marks a transformative milestone for 908 Devices—one that sharpens our strategic focus, enhances margins, and significantly accelerates our path to profitability, bringing our Adjusted EBITDA crossover into this year,” said Kevin J. Knopp, CEO and Co-founder. “We’ve nearly doubled our cash reserves and aligned our efforts with powerful secular trends, including the fentanyl and opioid crisis, the global rise in defense budgets, and the U.S. border crisis. Moreover, our three key growth catalysts position us to exceed 20% top-line growth in 2026, driving full-year cash flow positivity. We believe our actions have fortified 908 Devices and created a compelling go-forward thesis for our investors.”

Q4 2024 and Full Year 2024 Financial Highlights

•	Revenue of $18.8 million for the fourth quarter 2024, increasing 31% compared to the fourth quarter 2023

•	Revenue of $59.6 million for the full year 2024, increasing 19% compared to the full year 2023

o    Handheld revenue was $46.1 million, increasing 22% year over year

o    Desktop revenue was $13.2 million, increasing 10% year over year

o    Recurring revenue was $23.3 million, increasing 42% year over year

o    39% of revenue was recurring revenue, driven by service

o    Revenue from acquired FTIR products exceeded the post-acquisition target of $11 million and increased 17% year over year on a pro-forma basis

•	Adjusted gross margin of 55% for the full year 2024, increasing ~250 basis points year over year

Fourth Quarter 2024 Financial Results

Revenue was $18.8 million for the three months ended December 31, 2024, a 31% increase over the prior year period. This was driven by a 22% increase in handheld revenue and a 56% increase in desktop revenue. The installed base grew 23% year-over-year to 3,504 devices, with 219 handheld devices and 32 desktop devices placed during the fourth quarter. Recurring revenue represented 39% of total revenues in the quarter.

Gross profit was $9.1 million for the fourth quarter of 2024, compared to $7.3 million for the corresponding period in the prior year. GAAP Gross margin was 48% as compared to 51% for the corresponding prior year period. Adjusted gross profit was $10.0 million for the fourth quarter of 2024, compared to $7.5 million for the corresponding period in the prior year. Adjusted gross margin was 54% as compared to 53% for the corresponding prior year period.

Operating expenses were $29.4 million for the fourth quarter of 2024, compared to $17.0 million for the corresponding prior year period. This increase was driven by a $10.1 million non-cash charge for an impairment of goodwill, the inclusion of operating expenses related to our RedWave Technology acquisition and stock-based compensation, offset in part by a $1.1 million credit for the change in fair value of the contingent consideration liability.

Net loss was $19.4 million for the fourth quarter of 2024, compared to $7.4 million for the corresponding prior year period. Adjusted EBITDA was a loss of $6.2 million for the fourth quarter of 2024, compared to a loss of $7.0 million for the fourth quarter of 2023.

Full Year 2024 Financial Results

Revenue was $59.6 million for the year ended December 31, 2024, a 19% increase over the prior year period. This was primarily driven by an increase in revenues from FTIR products within handhelds and desktop revenues. Recurring revenue represented 39% of total 2024 revenues, compared to 33% in 2023.

Gross profit was $29.9 million for 2024, compared to $25.3 million for the corresponding prior year period. Gross margin was 50%, compared to 50% for the corresponding prior year period. Adjusted gross profit was $32.8 million for 2024, compared to $26.3 million for the corresponding prior year period. Adjusted gross margin was 55%, compared to 52% for the corresponding prior year period.

Operating expenses were $106.6 million for 2024, compared to $68.1 million for the corresponding prior year period. This increase was driven by a $40.7 million non-cash charge for an impairment of goodwill, the inclusion of operating expenses related to our RedWave Technology acquisition and stock-based compensation, offset in part by a $13.2 million credit for the change in fair value of the contingent consideration liability.

Net loss was $72.2 million for 2024, compared to $36.4 million for the corresponding prior year period, with the increase largely driven by the $40.7 million non-cash charge for an impairment of goodwill. Adjusted EBITDA was a loss of $29.6 million for 2024, compared to a loss of $30.0 million for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $69.6 million as of December 31, 2024, with no debt outstanding. Subsequent to year end, 908 Devices announced the sale of their desktop assets, consisting of MAVEN, MAVERICK, REBEL, and ZipChip products, for $70 million.

2025 Guidance

908 Devices expects full year 2025 revenues from continuing operations of $53 million to $55 million, representing 11% to 15% growth compared to 2024 revenue from continuing operations. Full year 2025 reported revenues are expected to be $54 million to $56 million, inclusive of approximately $1 million of desktop revenues in the first quarter, prior to divestiture.

Webcast Information

908 Devices will host a conference call to discuss the fourth quarter and full year 2024 financial results before market open on Tuesday, March 4, 2025 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld and desktop devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in forensics, bioprocessing, pharma / biopharma, life sciences research and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of complementary analytical technologies, microfluidic sampling and separations, software automation, and machine learning.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

•	Adjusted Gross Profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
•	Adjusted Gross Margin is defined as Adjusted Gross Profit expressed as a percentage of total revenue.
•	Adjusted EBITDA is defined as net loss excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Product revenue	$13,578	$11,436	$43,922	$40,214
Service and contract revenue	5,242	2,915	15,709	10,015
Total revenue	18,820	14,351	59,631	50,229
Cost of revenue:
Product cost of revenue	7,466	5,191	21,645	18,428
Service and contract cost of revenue	2,251	1,885	8,130	6,479
Total cost of revenue	9,717	7,076	29,775	24,907
Gross profit	9,103	7,275	29,856	25,322
Operating expenses:
Research and development	6,536	5,444	25,495	21,904
Selling, general and administrative	13,759	11,544	53,636	46,069
Change in fair value of contingent consideration	(1,075)	—	(13,216)	107
Goodwill Impairment	10,136	—	40,659	—
Total operating expenses	29,356	16,988	106,574	68,080
Loss from operations	(20,253)	(9,713)	(76,718)	(42,758)
Other income, net	736	2,282	4,230	6,148
Loss from operations before income taxes	(19,517)	(7,431)	(72,488)	(36,610)
Benefit for income taxes	71	2	282	211
Net loss	$(19,446)	$(7,429)	(72,206)	(36,399)

Net loss per share attributable to common stockholders	$(0.56)	$(0.23)	$(2.12)	$(1.13)
Weighted average common shares outstanding	34,670,638	32,199,156	34,076,321	32,239,394

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and marketable securities	$69,600	$145,682
Accounts receivable, net	12,627	8,989
Inventory	16,173	14,938
Prepaid expenses and other current assets	4,655	4,181
Total current assets	103,055	173,790
Operating lease, right-of-use assets	6,910	6,233
Property and equipment, net	3,421	3,342
Goodwill	—	10,367
Intangible, net	45,261	7,860
Other long-term assets	829	1,389
Total assets	$159,476	$202,981
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$11,159	$9,904
Deferred revenue	12,125	10,629
Operating lease liabilities	1,865	2,016
Total current liabilities	25,149	22,549
Deferred revenue, net of current portion	10,679	3,929
Other long-term liabilities	9,056	11,012
Total liabilities	44,884	37,490
Total stockholders' equity	114,592	165,491
Total liabilities and stockholders' equity	$159,476	$202,981

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Gross Profit (GAAP)	$9,103	$7,275	$29,856	$25,322

Intangible amortization	741	107	2,121	428
Acquisition and integration costs	-	-	-	-
Restructuring	69	-	69	-
Stock-based compensation	157	167	753	577

Adjusted Gross Profit (Non-GAAP)	$10,070	$7,549	$32,799	$26,327

Gross Margin Percentage (GAAP)	48%	51%	50%	50%

Adjusted Gross Margin Percentage (Non-GAAP)	54%	53%	55%	52%

Reconciliation from Net Loss (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net Loss (GAAP)	$(19,446)	$(7,429)	$(72,206)	$(36,399)

Adjustments:
Other income, net	(736)	(2,282)	(4,230)	(6,148)
Benefit for income taxes	(71)	(2)	(282)	(211)
Depreciation	514	380	1,942	1,466
Intangible amortization	903	219	2,746	877
Goodwill impairment	10,136	-	40,659	-
Acquisition and integration costs	162	44	2,492	44
Restructuring	539	-	710	524
Stock-based compensation	2,825	2,339	11,763	9,787
Change in fair value of contingent consideration	(1,075)	(228)	(13,216)	107

Adjusted EBITDA (Non-GAAP)	$(6,249)	$(6,961)	$(29,622)	$(29,953)